EXHIBIT 10.4

                        REXAIR INDEMNIFICATION AGREEMENT


           This Indemnification Agreement (this "Agreement") is made as of March 24, 2000 by and among U.S. Industries, Inc., a Delaware corporation ("USI"), JUSI Holdings, Inc., a Delaware corporation that is an indirect wholly-owned subsidiary of USI ("JUSI" and collectively with USI, the "Parent"), Strategic Industries, LLC, a Delaware limited liability company ("SILLC") and Strategic Industries, Inc., a Delaware corporation formerly known as Rexair Holdings, Inc. that is wholly-owned subsidiary of JUSI (the "Company").

                                    RECITALS

           A. Parent, SILLC, the Company and Automotive Interior Products LLC, a Delaware limited liability company (the "Buyer") have entered into a Subscription Agreement, dated as of January 15, 2000 and amended and restated as of the date hereof (the "Subscription Agreement"), relating to, among other things, the issuance and sale by the Company to SILLC of seventy-five percent (75%) of the issued and outstanding shares of common stock of the Company (the "Company Shares").

           B. The parties acknowledge that it is their intention that, effective upon the closing of the transactions contemplated by the Subscription Agreement (the "Closing Date"), Parent shall retain responsibility for the Parent Liabilities (as hereinafter defined) except as otherwise provided in this Agreement, the Subscription Agreement or the Tax Sharing and Indemnification Agreement (as hereinafter defined).

           NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

           "Litigation and Claims" means litigation pending or threatened or claims alleged against the Rexair Parties and/or the Parent Parties, including, without limitation, civil and criminal actions, workers' compensation proceedings, administrative and regulatory proceedings, investigations, audits, inquiries, demands, claims (including any title claims relating to any real property) and threatened actions.

           "Parent Businesses" means all of the businesses, operations and assets of Parent and its subsidiaries (or any predecessor to such businesses or operations), except for the Rexair Business.

           "Parent Liabilities" means, except as otherwise expressly provided for in this Agreement, the Subscription Agreement or the Tax Sharing and Indemnification Agreement, any and all of the obligations, liabilities and expenses incurred by Parent, the Company or any of their respective subsidiaries and affiliates arising out of, or any Litigation and Claims alleged to arise out

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of, the Parent Businesses, whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to the Closing Date and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Closing Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any of the Rexair Parties, and including, without limitation, the following items:

                     (i) all obligations, liabilities and expenses with respect to health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, intellectual property rights, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, or any other alleged or actual breach or violation of any obligation or requirement arising out of, or associated with, the Parent Businesses;

                     (ii) all Litigation and Claims pending as of the Closing Date against Parent, the Company and/or any of their respective subsidiaries and affiliates ("Pending Parent Litigation") and all Litigation and Claims brought, threatened or alleged against Parent, the Company or any of their respective subsidiaries and affiliates after the Closing Date ("New Parent Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) arise out of or are alleged (regardless of the party named in the allegation or complaint) to arise out of the Parent Businesses;

                     (iii) all obligations, liabilities and expenses (including, without limitation, all fines or penalties or costs of closure, investigation and feasibility studies, attorneys' or consultants' fees or remediation costs) of Parent, the Company or any of their subsidiaries and affiliates arising under any federal, state, local or foreign statutes, laws (including common law), codes, rules, regulations, policies or guidelines or any administrative or judicial interpretations thereof relating to the environment, natural resources and public or employee health and safety arising out of or relating to, or alleged to arise out of or relate to, the Parent Businesses;

                     (iv) any Litigation and Claims brought after the Closing Date against the Company or its subsidiaries and affiliates by employees of Parent or the Company or any of their subsidiaries and affiliates claiming that they suffered personal injuries of any kind, whether prior to, on or subsequent to, the Closing Date, arising out of, or alleged to arise out of, the Parent Business;

                     (v) all obligations, liabilities and expenses (including those arising solely due to joint and several liability under ERISA) with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), including any multiemployer plan (within the meaning of Section 3(37) of ERISA), sponsored by, maintained by, contributed to, or obligated



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      to be contributed to, at any time, by Parent or any of its subsidiaries, other than any employee benefit plan sponsored as of the Closing Date by the Company or any of its subsidiaries, including but not limited to any liability with respect to: (A) the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) a multiemployer plan (within the meaning of Section 3(37) of ERISA); (C) any non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (D) any non-compliance with ERISA or any other applicable laws; and (E) any suit, proceeding or claim which is brought against the Company or any of the Rexair Parties, any Company plan, and any fiduciary or former fiduciary of any such plan; and, without limiting the generality of, and notwithstanding the foregoing, all obligations, liabilities and expenses arising with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA) other than a multiemployer plan to which the Company or its subsidiaries first become obligated to contribute after the Closing Date;

                     (vi) all obligations, liabilities and expenses with respect to the employment or termination of employment, including a constructive termination, of any individual by (A) Parent or (B) any officer, director, employee or agent of Parent or any Parent Business attributable to any action or inaction by Parent or any Parent Business;

                     (vii) any liability, obligation or expense attributable to the Rexair Parties to the extent that the amount of such liability, obligation or expense is covered by a policy of insurance (excluding any deductible or self insurance retention) or an indemnity agreement maintained by or for the benefit of any of the Parent Parties and to the extent that cash is received (net of any expenses incurred for collection thereof) by any of the Parent Parties pursuant to such policy or agreement, unless the rights under such policy of insurance or indemnity agreement have been assigned to the Rexair Parties;

           "Parent Parties" means USI and any direct or indirect subsidiary or Affiliate of USI, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees.

           "Rexair Business" means the businesses, entities, operations, assets and properties of the Company and its subsidiaries or any predecessor to such business or operation, notwithstanding the fact that prior to the Closing Date
(i) any such business or operation was closed, wound up or otherwise terminated or (ii) such asset ceased to be used in connection with such business or operation.

           "Rexair Parties" means the Company and any direct or indirect subsidiary of the Company, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees.


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           "Subscription Agreement" means the Subscription Agreement, dated as of the date hereof, by and among Parent, SILLC and the Company.

           "Tax Sharing and Indemnity Agreement" means the Tax Sharing and Indemnity Agreement to be entered into by Parent, SILLC, the Company and Buyer, substantially in the form of Annex VI to the Securities Purchase Agreement, dated as of the date hereof, by and among Parent, SILLC and Buyer.

           Words and expressions defined in the Subscription Agreement shall have the same meaning herein, except that, to the extent that such definitions are inconsistent with any definitions in this Agreement, the definitions herein shall take precedence.

                                  ARTICLE II.

                            INDEMNIFICATION BY PARENT

           Section 2.1. Subject to the provisions of Section 5.4 and Article III hereof, Parent shall, without any further responsibility or liability of, or recourse to, the Rexair Parties, absolutely and irrevocably be solely liable and responsible for the Parent Liabilities. None of the Rexair Parties shall be liable to any of the Parent Parties for any reason whatsoever on account of any Parent Liabilities.

           Parent shall indemnify, defend, save and hold harmless each of the Rexair Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' fees), expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever (all of which are hereinafter collectively referred to as the "Company Damages"), arising out of (i) the Parent Liabilities, (ii) the breach by any of the Parent Parties of any of their obligations under this Agreement or the Subscription Agreement or any agreement executed at the Closing thereunder and (iii) any misrepresentation or breach of representation or warranty of Parent contained in Sections 3.01 (Corporate Organization), 3.02 (Capitalization), 3.04 (Parent's Authority Relative to the Agreement) and 3.16 (Brokers and Finders) of the Subscription Agreement, which representations and warranties shall survive indefinitely.

           Section 2.2. Company Damages with respect to which, but only to the extent that, any proceeds are received by the Company, or by any of its subsidiaries or affiliates, from any third party insurance policy (and are non-reimbursable by the Company or any of its subsidiaries or affiliates under any self insurance policy), shall not be the subject of indemnification under this Agreement.


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                                  ARTICLE III.

                         SPECIFIC INDEMNIFICATION ISSUES

           Section 3.1. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between the Parent Parties and the Rexair Parties is determined after trial in any judgment, award or decree to be joint or concurrent and in which the entitlement to indemnification hereunder is not readily determinable or if no judgment exists and the allocation of such liability or entitlement is unknown (e.g., a settlement), the parties shall negotiate in good faith in an effort to agree, as between Parent and the Company, on the proper allocation of such liability, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 5.4, all in accordance with the provisions of, and the principles set forth in, this Agreement. In the absence of any such agreement, such allocation of liability, entitlement to indemnification and allocation of costs shall be subject to ultimate resolution between Parent and the Company pursuant to Section 7.8.

           Section 3.2. It is acknowledged that after the Closing Date the parties may have arms-length negotiated business relationships, which relationships will be described in contracts, agreements and other documents entered into in the normal course of business. Such documents may include agreements by the parties and their affiliates and subsidiaries to supply materials, products, services and leases after the Closing Date. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.

           Section 3.3. It is acknowledged and agreed that on or prior to the Closing Date (i) the Company shall name Parent as an "additional insured" on all of the Company's insurance policies and (ii) Parent shall novate all the insurance policies covering the businesses, entities, operations, assets and properties of the Company and its subsidiaries. Parent shall promptly reimburse all of the Rexair Parties' expenses incurred to provide the Parent with the benefit of being named as an "additional insured," including, but not limited to, deductibles and premium increases and none of the Rexair Parties shall have liability for any shortfall or other coverage limitations.

           Section 3.4. It is acknowledged and agreed that if, after the Closing Date, there shall be a draw down on any letter of credit which is either (a) guaranteed by the Parent or one of Parent's subsidiaries for any of the Rexair Businesses, or (b) issued by the Parent or one of Parent's subsidiaries for any of the Rexair Businesses, then within five (5) business days of such draw down, the Company shall reimburse, or cause one of its subsidiaries to reimburse, the Parent or Parent's subsidiary, as the case may be, for such amount drawn to the extent such drawn amount is in satisfaction of a liability or obligation of a Rexair Business.


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


                                  ARTICLE IV.

                    NOTICE AND PAYMENT OF THIRD PARTY CLAIMS

           Section 4.1. If as the result of any Litigation and Claims any person entitled to a defense and/or indemnification under this Agreement (the "Indemnified Party") determines that it is or may be entitled to a defense or indemnification by Parent (the "Indemnifying Party"), under this Agreement:

           (a) The Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense and/or indemnification, the nature of the claim, and if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Nothing in this subparagraph shall be interpreted to invalidate any claim by the Indemnified Party to be entitled to indemnification, except to the extent that the Indemnifying Party can show that it is actually prejudiced by the failure of the Indemnified Party to deliver such notice.

           (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days from receipt of the notice requesting indemnification, to either: (A) assume the defense of, litigate or control the settlement of any Litigation and Claim which involves (and continues to involve) solely monetary damages; (B) pay the claim in immediately available funds; (C) reserve its rights pending negotiations under
Section 5.4; or (D) object in accordance with Section 4.2. This 30-day period may be extended by agreement of the parties. Nothing in this subparagraph shall be interpreted to abrogate or delay a party's obligation to provide the other with a defense under this Agreement.

           Section 4.2. The Indemnifying Party may object to the claim for defense and/or indemnification set forth in any notice; provided, however, that if the Indemnifying Party does not give the Indemnified Party written notice setting forth its objection to such claim (or the amount thereof if reasonably determinable) and the grounds therefor within the same 30 day period (or any extended period), the Indemnifying Party shall be deemed to have acknowledged its liability to provide a defense and the Indemnified Party may exercise any and all of its rights under applicable law to obtain such defense and the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other reasonable expenses incurred in obtaining such defense. Any objection to a claim for a defense or indemnification shall be resolved in accordance with Section 7.8.

           Section 4.3. The right to a defense or indemnification under this Agreement applies only insofar as defense and indemnification are not provided for by insurance. Nevertheless, the potential availability of insurance coverage to USI or Strategic shall not relieve the other party of its obligations for defense or indemnification hereunder, or delay either party's obligation to the other to assume a defense or pay any sums due hereunder.


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


           Section 4.4. Payments due to an Indemnified Party under this Agreement shall carry interest from the date on which the Indemnified Party became entitled to indemnification until the date of actual payment (whether before or after judgment) at the prime rate charged by The Chase Manhattan Bank to its corporate customers in effect during such period.

           Section 4.5. Payments due to be made under this Agreement shall be free and clear of all set-offs or counterclaims whatsoever, except as may be required by law.

           Section 4.6. Payments due to be made under this Agreement shall not include the amount by which any taxes for which the Indemnified Party would have been accountable or liable to be assessed are (i) actually reduced prior to payment falling due hereunder or (ii) likely to be reduced subsequent to payment falling due hereunder in the reasonable opinion of the Indemnified Party acting in good faith in the light of the circumstances prevailing at the time of delivery of written notice in accordance with Section 4.1. The reduction of any payments in accordance with this Section 4.6 shall be made without regard to the time value of money. The parties hereto agree to treat the indemnification payments hereunder as adjustments to the purchase price paid by SILLC for the Company Shares.

                                   ARTICLE V.

                          DEFENSE OF THIRD-PARTY CLAIMS

           Section 5.1. If the Indemnified Party's claim for indemnification is based, under this Agreement, on a claim, demand, investigation, action or proceeding, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 4.2 hereof, the Indemnifying Party shall, within the 30-day period (or any extended period) referred to in
Section 4.1(b) above, assume and conduct the defense of such third-party claim at its sole cost and expense (thereafter designated as the "Case Handler"), with attorneys employed by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the third party claim solely seeks (and continues to seek) monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the third party claim (the conditions set forth in clauses (i) and (ii) are collectively referred to as "Litigation Conditions"). The Indemnifying Party or the Indemnified Party, as the case may be, may retain attorneys of its own choosing to participate in (but not control) the defense of any third party claim which the other is defending at its sole cost and expense.

           Section 5.2. If the Indemnifying Party has assumed the defense of a third party claim as provided in Section 5.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third party claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be


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liable for all reasonable costs or expenses paid or incurred in connection therewith. If the Indemnifying Party assumes the defense of any such third-party claim, the Indemnifying Party may settle or compromise the claim without the prior consent of the Indemnified Party so long as all present and future claims relating to the compromised claim against the Indemnified Party (i) are irrevocably and unconditionally released in full and (ii) do not involve the grant of any injunctive or equitable relief.

           Section 5.3. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds the amount for which the Indemnified Party is entitled to be indemnified within 30 days after the settlement or compromise of such third-party claim or the judgment of a court of competent jurisdiction (or within such longer period as agreed to by the parties). If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party under the terms of this Agreement, provided the Indemnifying Party shall have raised its objection in a timely manner under Section 4.2 and prior to any settlement or result the Indemnifying Party shall have the right to consent to such settlement or result, which consent shall not be unreasonably withheld.

           Section 5.4. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between a Strategic Liability and a Parent Liability is alleged to be joint and in which the entitlement to indemnification hereunder is not readily determinable, the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, and which will be considered the Case Handler, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the written consent of the other. The costs of such joint defense, any settlement and any award or judgment (unless the award or judgment specifies otherwise) shall be borne as the parties may agree; or in the absence of such agreement, such costs shall be borne by the party incurring such costs, subject to ultimate resolution between the Company and Parent pursuant to Section 7.8.

                                  ARTICLE VI.

                     COOPERATION AND PRESERVATION OF RECORDS

           Section 6.1. The Rexair Parties and Parent Parties shall use reasonable efforts to cooperate with one another fully and in a timely manner in connection with the defense of any Pending Rexair Litigation, New Rexair Litigation, Pending Parent Litigation, New Parent Litigation or any other actual or threatened claim, including the pursuit of any rights pursuant to indemnity agreements under (vi) of the definition of Parent Liabilities in Article I hereof.

           Section 6.2. Such cooperation shall include, without limitation, making available to the other party, during normal business hours and upon reasonable notice, all books, records and information ("Litigation Records"),


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officers and employees (without substantial interruption of employment) insofar as such Litigation Records and officers and employees are reasonably necessary in connection with any actual or threatened claim, investigation, audit, action or proceeding; provided, however, that no party shall be under any obligation by reason of this Section 6.2 to make available any of the foregoing persons or Litigation Records in connection with any action commenced or threatened against such party.

           Section 6.3. The party requesting access to Litigation Records or officers and employees pursuant to Section 6.2 shall bear all reasonable out-of-pocket expenses (except reimbursement of salaries and employee benefits) incurred by the other party in connection with providing such Litigation Records or officers and employees.

           Section 6.4. The party providing Litigation Records under Section 6.2 may elect, upon a reasonable basis and within a reasonable time, to designate all or a portion of the Litigation Records as confidential or proprietary. If Litigation Records are so designated, the party receiving them will treat them as it would its own confidential or proprietary information and will take all reasonable steps to protect and safeguard the Litigation Records while in its own custody and will attempt to shield such information from disclosure by motions to quash, motions for a protective order, redaction or other appropriate actions.

                                  ARTICLE VII.

                                  MISCELLANEOUS

           Section 7.1. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

           Section 7.2. This Agreement may be amended, modified or supplemented only by a written agreement signed by the parties hereto.

           Section 7.3. This Agreement may not be assigned by the Parent without the prior written consent of Company, which shall not be unreasonably withheld. This Agreement may be assigned by the Company to any Affiliate or to one or more of its lenders if required by same without the prior written consent of Parent. In the event that Company sells or otherwise transfers any business, entity, operation, asset or property included in the Rexair Businesses, such purchaser or transferee shall be entitled to all or a portion of the indemnification provided in Article II herein.

           Section 7.4. This Agreement is solely for the benefit of the Rexair Parties and is not intended to confer upon any other Person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement other than the Rexair Parties.

           Section 7.5. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which


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when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

           Section 7.6. If any term or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. Subject thereto, should any term or provision of this Agreement be or become ineffective, in whole or in part, for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective term or provision or part thereof.

           Section 7.7. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or telexed or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, and one Business Day after deposited with an overnight courier service if delivered by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

                               if to the Company, to:

                                          Automotive Interior Products LLC
                                          c/o Citicorp Venture Capital Ltd.
                                          399 Park Avenue, Sixth Floor
                                          New York, New York  10043
                                          Telephone:        (212) 559-1127
                                          Telecopy:         (212) 888-2940
                                          Attention:        Michael T. Bradley

                                          with a copy to:

                                          Dechert Price & Rhoads
                                          4000 Bell Atlantic Tower
                                          1717 Arch Street
                                          Philadelphia, PA  19103-2793
                                          Telephone:        (215) 994-4000
                                          Telecopy:         (215) 994-2222
                                          Attention:        G. Daniel O'Donnell


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                               if to Parent, to:

                                          c/o U.S. Industries, Inc.
                                          101 Wood Avenue South
                                          Iselin, New Jersey  08830
                                          Telephone:        (732) 767-0700
                                          Telecopy:         (732) 767-2208
                                          Attention:        General Counsel

           Section 7.8. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 7.8; provided, however, that nothing contained herein shall preclude a party hereto from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or, pending resolution of Disputes hereunder, to preserve the status quo. Any party hereto may commence proceedings hereunder against any other party hereto (each a "Party") by delivering a written notice (a "Demand") to the other Parties providing a reasonable description of the Dispute and expressly requesting arbitration hereunder. The parties hereto hereby agree to submit all Disputes to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York City by three neutral arbitrators acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to have an independent third party audit the books and records of the other Party that are reasonably related to the Dispute upon reasonable advance notice and during normal business hours;
(ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. A Party may at its expense make a stenographic record thereof. The Panel shall complete all hearings not later than ninety (90) days after its selection or appointment, and shall make a final award not later than thirty
(30) days thereafter. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. Notwithstanding the foregoing, in no event may


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the Panel award multiple, punitive or exemplary damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

           Section 7.9. None of the parties hereto shall impeach this Agreement on the grounds that any of the Directors of Parent stand in any fiduciary position to the Company or that the Directors of either party do not constitute an independent Board.

                         [SIGNATURES BEGIN ON NEXT PAGE]






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           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                    STRATEGIC INDUSTRIES, LLC


                                    By: /s/ Robert C. Stift
                                       -------------------------------
                                       Name:  Robert C. Stift
                                       Title: President


                                    STRATEGIC INDUSTRIES, INC.


                                    By: /s/ Robert C. Stift
                                       -------------------------------
                                       Name:  Robert C. Stift
                                       Title: President


                                    U.S. INDUSTRIES, INC.


                                    By: /s/ George H. MacLean
                                       -------------------------------
                                       Name: George H. MacLean
                                       Title: Vice President


                                    JUSI HOLDINGS, INC.


                                    By: /s/ George H. MacLean
                                       -------------------------------
                                       Name: George H. MacLean
                                       Title: Vice President



                                       13